Exhibit 10.92

December 13, 2010

VIA HAND DELIVERY

Andrew Bressman
14 Hoverman Road
Old Tappan, NJ 07675

Re: Amendment to Separation Agreement

Dear Andrew:

This letter confirms our discussion, whereby Sections 3 and 17(b) of that certain Separation Agreement, dated as of May 6, 2010, by and between us (the “Agreement”), are amended as set forth below.

Section 3 of the Agreement shall be deleted in its entirety and replaced with the following:

“3. Extension of Non Compete. Provided that the Employee executes this Agreement without revocation, the Company shall pay to the Employee, or his designee, (i) an aggregate of Five Hundred Fifty-One Thousand Two Hundred and Fifty Dollars ($551,250), with a minimum payment of $175,000 on or prior to January 15, 2011 and a final payment of any balance due on or prior to March 15, 2011 (collectively, the “Lump Sum Payments”), and (ii) One Hundred Ninety-Eight Thousand Seven Hundred and Fifty Dollars ($198,750), in twelve substantially equal monthly installments, with the first payment being made on the thirtieth day of the month after the consummation of the Company’s currently contemplated initial public offering (the “IPO Date”) (the “First Payment Date”), and each subsequent monthly payment being made on the monthly anniversary of the First Payment Date, as consideration for the extension of the “Restricted Period” set forth in Article V of the Employment Agreement until June 11, 2015. It is intended that each installment of the payments provided for in clause (ii) in the preceding sentence shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued thereunder, including Treas. Reg. § 1.409A-2(b) and Treas. Reg. § 1.409A-2(b)(2)(iii), and neither the Company nor Employee shall have the right to accelerate or defer the delivery of such payments except to the extent specifically permitted or required by Code Section 409A.”

The following shall be added to Section 17 (b) of the Agreement:

“Notwithstanding the foregoing, if one or more Lump Sum Payments are overdue, the Company shall execute and deliver to the Employee an Affidavit of Confession of Judgment, in a form acceptable in the State of New Jersey, for the full amount of the overdue Lump Sum Payment or Payments.”

In all other respects, the Agreement is hereby ratified, confirmed and approved, and all terms thereof shall remain in full force and effect.

Please sign where indicated below to acknowledge your acceptance of this amendment and restatement of Sections 3 and 17(b) of the Agreement.

Very truly yours,

Wave2Wave Communications, Inc.

By:	/s/ Aaron Dobrinsky
Aaron Dobrinsky
CEO

I HAVE READ THE ABOVE AMENDMENT TO SECTIONS 3 AND 17 OF THE AGREEMENT AND I UNDERSTAND AND ACCEPT THIS AMENDMENT TO THE AGREEMENT.

Accepted and Agreed to:

/s/ Andrew Bressman
Andrew Bressman

December 13, 2010
Date